UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 28, 2007

Dresser-Rand Group Inc.
(Exact name of registrant as specified in its Charter)

Delaware	001-32586	20-1780492
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 W. Sam Houston Parkway N., Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (713) 467-2221

Not Applicable
Former name or former address, if changes since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2007, Dresser-Rand, S.A. (the “Affiliate”), an indirect wholly-owned subsidiary of Dresser-Rand Group Inc. (“the Company”), closed a financing transaction pursuant to a Participation Agreement dated December 20, 2007 by and among the Affiliate, Citibank International plc, (Paris Branch) (“Citibank”) and several lenders. Proceeds from the transaction will be used to fund Affiliate’s construction of a test bench facility (the “Facility”) at the Port of Le Havre, France for full load, full power testing of compressors powered by gas turbines and electric motors. The construction of the Facility, previously announced on March 8, 2007, is to be financed through a line of credit of up to €23 million (approximately $33 million) committed to the Affiliate pursuant to the Participation Agreement. Funds for the financing will be obtained by Citibank pursuant to a loan agreement entered into by Citibank with several lenders.

The Affiliate will lease from Citibank the land underlying the Facility and the Facility under the terms of a triple net lease between the Affiliate and Citibank dated December 28, 2007 (the “Lease”) under which the Affiliate agreed to bear all rights, obligations, and expenses related to the land and the Facility. The Port of Le Havre owns the land and will allow access for construction of the Facility and occupancy under the terms of a 30-year ground lease entered into with Affiliate, which entered into a sublease with Citibank.

The Affiliate is required under the Lease to pay rent to Citibank during the initial base term of the Lease in an amount equal to the aggregate amount of interest payable by Citibank on the outstanding principal amount of the notes issued pursuant to the loan agreement entered into by Citibank plus the aggregate amount of distributions payable by Citibank on outstanding investments, as calculated in accordance with the Participation Agreement. Interest is generally determined by reference to the EURIBOR Rate, which is the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) appearing on the Screen for Euros as the British Bankers Association LIBOR Rate for deposits in Euros within the member states of the European Union which are Participating Member States, to which rate will generally be added an applicable margin of between 125 and 250 basis points.

The initial base term of the Lease expires at the expiration of five years and one month after the completion of construction of the Facility. At maturity, the Lease may either be terminated, with title to the Facility retained by Citibank, or extended subject to the mutual agreement of the parties. The Affiliate may purchase the Facility at anytime, including upon maturity of the Lease. If the Lease is terminated upon maturity, Citibank is guaranteed by the Affiliate that it will receive at least 80% of the cost of the Facility upon the sale of the Facility. The Company anticipates that the Lease will mature in 2014.

The Lease contains representations, warranties and covenants typical of such leases. Events of default in the Lease include, but are not limited to, certain payment defaults, certain bankruptcy and liquidation proceedings and the failure to observe or perform any covenants or agreements contained in the Lease. Any event of default could trigger acceleration of the Affiliate’s payment obligations under the terms of the Lease.

The Affiliate’s payment and performance obligations under the Participation Agreement and the Lease are guaranteed by the Company pursuant to a Parent Guaranty dated as of December 28, 2007.

The foregoing summary of the Participation Agreement, the Lease and the Parent Guaranty is not complete and is qualified in its entirety by reference to the agreements, copies of which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and incorporated herein by reference.

Citicorp North America, Inc. and Citigroup Global Markets Inc., which are affiliates of Citibank, serve as administrative agent and a joint lead arranger, respectively, under the Company’s Amended and Restated Credit Agreement dated as of August 30, 2007, a copy of which is attached as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 31, 2007.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired
Not applicable

(b) Pro Forma Financial Information
Not applicable

(c) Shell Company Transactions
Not applicable

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Participation Agreement, dated as of December 20, 2007, by and among Dresser-Rand S.A. (France), as Construction Agent and Lessee, Citibank International plc (Paris Branch), as Lessor, the Persons named therein as Note Holders, and Citibank International plc (Paris Branch) as Agent

10.2	Lease Agreement, dated as of December 28, 2007 by and between Citibank International plc (Paris Branch), as Lessor, and Dresser-Rand S.A. (France), as Lessee

10.3	Parent Guaranty, dated as of December 28, 2007 by Dresser-Rand Group Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRESSER-RAND GROUP INC.
(Registrant)

Date: December 28, 2007	By:	/s/ Mark Mai
Mark Mai, Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Participation Agreement, dated as of December 20, 2007, by and among Dresser-Rand S.A. (France), as Construction Agent and Lessee, Citibank International plc (Paris Branch), as Lessor, the Persons named therein as Note Holders, and Citibank International plc (Paris Branch) as Agent

10.2	Lease Agreement, dated as of December 28, 2007 by and between Citibank International plc (Paris Branch), as Lessor, and Dresser-Rand S.A. (France), as Lessee

10.3	Parent Guaranty, dated as of December 28, 2007 by Dresser-Rand Group Inc.